PRESS RELEASE
Contact: Mark E. Hood
          SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 1.0%
for the Four Weeks Ended August 9, 2003

St. Louis, MO, August 21, 2003 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 1.0% for the four weeks ended August 9, 2003. The breakdown between Company-owned and franchised bakery-cafes is as follows:

For the 4 weeks
ended August 9, 2003

Company-owned	3.1%
Franchised	0.2%
Total System	1.0%

Average system-wide weekly sales (excluding closed locations) increased 1.4% to $35,630 for the four weeks ended August 9, 2003 compared to $35,125 for the four weeks ended August 10, 2002.

Included above are franchised and system-wide comparable bakery-cafe sales increases and system-wide average weekly sales. Management believes system-wide sales information, particularly average weekly sales, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable sales and new stores. Franchise sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

In addition, in response to numerous questions, the Company wishes to communicate that its operations were negatively impacted by the power outage and related lack of safe drinking water that occurred beginning on August 14th and continued in some locations through August 18th. The Company estimates that lost sales relating to the power outage will result in a 0.5% lower system-wide comparable sales increase (1.0% lower Company-owned and 0.2% lower franchised) when results for the four weeks ending September 5, 2003 are reported on September 18, 2003.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.